Exhibit 10.6

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 17th day of December, 2008, by and between Richard K. Matros (“Mr. Matros”) and Sun Healthcare Group, Inc., a Delaware corporation (“Sun” or “Company”).

WHEREAS, Mr. Matros has served as the Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of Sun since November 2001;

WHEREAS, Sun and Mr. Matros are parties to that certain Employment Agreement dated October 12, 2006, as amended on October 31, 2007 and March 31, 2008 (the “Existing  Agreement”); and

WHEREAS, Sun and Mr. Matros wish to amend and restate the Existing Agreement upon the terms set forth in this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended effective as of the date hereof.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Mr. Matros and Sun agree as follows:

Section 1:    Term of Employment.  Sun agrees to employ Mr. Matros and Mr. Matros agrees to accept employment with Sun, subject to the terms and conditions of this Agreement. Unless earlier terminated pursuant to the provisions of Sections 5 and 6 hereof, the initial term of employment of Mr. Matros under this Agreement is for a period of three (3) years (the “Initial Term”), commencing as of March 28, 2006 (the “Effective Date”), and terminating March 27, 2009. Thereafter, this Agreement shall be renewed for successive one (1) year periods (each such period a “Renewal Term”) (the Initial Term and all full or partial Renewal Terms occurring prior to termination or non-renewal of this Agreement being collectively referred to as the “Term”) unless earlier terminated pursuant to the provisions of Sections 5 and 6 hereof, or by written notice of non-renewal given by either party to the other not less than ninety (90) days prior to the expiration of the Initial Term or then current Renewal Term, as the case may be.

Section 2:    Duties and Responsibilities.  Mr. Matros is employed as CEO and is engaged as Chairman of the Board of Directors of Sun.  During the Term, Mr. Matros shall devote his full employment time, efforts, skills and attention exclusively to advancing and rendering profitable the business interests of Sun, its direct and indirect subsidiaries and their lines of business; provided, however, that to the extent the following activities do not materially interfere or conflict with his duties and responsibilities hereunder and as imposed by applicable laws, rules and regulations, Mr. Matros may (i) continue to serve as a member of the boards of directors of the companies previously disclosed in writing to the Board of Directors of Sun (“Board of Directors”), (ii) engage in charitable, civic and religious affairs and (iii) with the prior written consent of the Board of Directors, serve as a member of the board of directors of other companies.  Mr. Matros agrees to report to and render such services, commensurate with his positions as Chairman or CEO, as the Board of Directors may from time to time reasonably direct.  In addition, at the reasonable request of the Board of Directors, Mr. Matros shall serve as director or senior executive officer of one or more direct or indirect subsidiaries of Sun without additional compensation.

Section 3:    Compensation, Benefits and Related Matters.

a.
Annual Base Salary.  Sun shall pay during the Term to Mr. Matros a base salary at an annual rate of $700,000 (“Base Salary”), such salary to be payable in accordance with Sun’s customary payroll practices (but not less frequently than monthly).  If Sun’s EBITDA for fiscal year 2006 equals or exceeds the amount of EBITDA set forth in Sun’s budget for 2006 as approved by the Board of Directors, Mr. Matros’ base salary will be increased to an annual rate of $750,000 retroactive to November 5, 2005.  On or about each anniversary of the Effective Date during the Term, the Board of Directors or the Compensation Committee of the Board of Directors shall review Mr. Matros’ annual base salary for possible merit increases in its sole discretion, and any increase in Mr. Matros’ annual base salary rate shall thereafter constitute “Base Salary” for purposes of this Agreement.  The parties intend that such retroactive increase not be treated as or deemed to be deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder (“Section 409A”).

b.
Cash Bonus/Incentive Compensation. In addition to the Base Salary provided for in Section 3(a) above, Mr. Matros shall be entitled to receive an annual bonus (“Bonus”) in accordance with the SunHealthcare Group, Inc. Executive Bonus Plan (the “Plan”), as it may be amended from time to time by the Compensation Committee of the Board of Directors; provided, however, that no amendment shall be effective if it reduces the percentage of Base Salary that would constitute the minimum or maximum potential amount of the Bonus as compared to the prior year, unless such amendment has been agreed to in writing by Mr. Matros.  The Bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel with respect to that fiscal year.  Subject to the provisions of Section 6, in order to have earned and to be paid any such Bonus, Mr. Matros must be employed by Sun on the date of such payment. It is intended that the Bonus described in this Section 3(b) qualify as "performance based compensation" under Section 162(m) of the Code to the extent necessary to preserve Sun’s ability to deduct such Bonus.  In the event the minimum financial performance threshold is met as set forth in the Plan, Mr. Matros’ minimum Bonus shall be no less than 10% of his Base Salary for the applicable fiscal year.

c.
Restricted Stock and Options.  Mr. Matros shall participate in such restricted stock and option plans of the Company as are made available generally to senior executive officers of the Company.  Any grants under such plans shall be made by the Board of Directors (or appropriate committee thereof) in its sole discretion and such plans are subject to change during the Term at the sole discretion of the Company.

d.
Retirement and Benefit Plans.  During the Term, Mr. Matros shall be entitled to participate in all retirement plans, health benefit programs, insurance programs and other similar employee welfare benefit arrangements available generally to senior executive officers of Sun from time to time.  Such plans, programs and arrangements are subject to change during the Term at the sole discretion of the Company.

e.	Paid Time Off. During the Term, Mr. Matros shall be entitled to paid time off in accordance with Sun’s policy for senior executive officers.

f.
Indemnification Liability/Insurance.  Mr. Matros shall be entitled to indemnification by Sun to the fullest extent permitted by applicable law and the charter and by laws of Sun.  In addition, Sun shall maintain during Mr. Matros’ employment customary director’s and officers’ liability insurance and Mr. Matros shall be covered by such insurance.

g.
Taxes.  All compensation payable to Mr. Matros shall be subject to withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

h.
Expenses.  Mr. Matros shall be entitled to reimbursement for expenses incurred by him in connection with the discharge of his duties hereunder.  All such expense reimbursement shall be subject to and shall be submitted, documented and paid in accordance with the expense reimbursement policies of the Company, as such policies may change from time to time.  Mr. Matros agrees that he will provide such documentation to the Company promptly after expenses are incurred.

Section 4:   [Reserved]

Section 5:   Termination.  Sun may, at any time, in its sole discretion, terminate Mr. Matros as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries; provided, however, that Sun shall provide Mr. Matros with at least five (5) business days prior written notice of such termination and shall make the payments associated with such termination in accordance with Section 6.  Notwithstanding any provision in Section 1 hereof, the Term shall end on the date of Mr. Matros’ termination of employment in accordance with this Agreement.

a.
Termination by Sun for “Good Cause.”  Sun may at any time, by written notice to Mr. Matros at least five (5) business days prior to the date of termination specified in such notice and specifying the acts or omissions believed to constitute Good Cause (as defined below), terminate Mr. Matros as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries for Good Cause.  Sun may relieve Mr. Matros of his duties and responsibilities pending a final determination of whether Good Cause exists, and such action shall not constitute Good Reason (as defined below) for purposes of this Agreement.  Payment to Mr. Matros upon a termination for Good Cause is set forth in Section 6(a).  “Good Cause” for termination shall mean any one of the following:

1.
Any felony criminal conviction (including conviction pursuant to a nolo contendere plea) under the laws of the United States or any state or other political subdivision thereof which, in the sole discretion of the Board of Directors, renders Mr. Matros unsuitable for the position of either Chairman or CEO;

2.	Any act of financial malfeasance or financial impropriety, as determined by the Board of Directors in good faith;

3.
Mr. Matros’ continued willful failure to perform the duties reasonably requested by the Board of Directors and commensurate with his positions as Chairman and CEO (other than any such failure resulting from his incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that he has not substantially performed his duties, and which performance is not substantially corrected by him within ten (10) days of receipt of such demand;

4.
Any material workplace misconduct or willful failure to comply with Sun’s general policies and procedures as they may exist from time to time by Mr. Matros which, in the good faith determination of the Board of Directors, renders Mr. Matros unsuitable for the position of either Chairman or CEO;

5.
Any material breach by Mr. Matros of the provisions of this Agreement which has not been cured by Mr. Matros thirty (30) days following delivery of notice to Mr. Matros specifying such material breach, or the repetition of any such material breach after it has been cured; or

6.	Any act of moral turpitude, as determined by the Board of Directors in good faith.

b.
Termination by Sun without Good Cause.  Sun may at any time, by written notice to Mr. Matros at least five (5) business days prior to date of termination specified in such notice, terminate Mr. Matros as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries.  If such termination is made by Sun other than by reason of Mr. Matros’ death, Disability (as defined in Section 5(e)) or expiration of the Term, and Good Cause does not exist, such termination shall be treated as a termination without Good Cause and Mr. Matros shall be entitled to payment in accordance with Section 6(b).

c.
Termination by Mr. Matros for Good Reason.  Mr. Matros may, at any time at his option within sixty (60) days following an event or condition that constitutes Good Reason (as defined below), resign for Good Reason as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries by written notice to Sun at least thirty (30) days prior to the date of termination specified in such notice; provided, however, that Sun has not substantially corrected the event or condition that would constitute Good Reason prior to the date of termination.  Payment to Mr. Matros upon a termination for Good Reason is set forth in Section 6(b).

“Good Reason” shall mean the occurrence of any one of the following events or conditions without Mr. Matros’ written consent:

(a)	A meaningful and detrimental reduction in Mr. Matros’ authority, duties or responsibilities or a meaningful and detrimental change in his reporting responsibilities;

(b)
A material failure of Sun to comply with the compensation provisions set forth in Sections 3(a) and 3(b) or benefits provisions set forth in Sections 3(d) - 3(f) (collectively, the “Benefits”) (other than a reduction of Benefits uniformly applicable to other members of senior management); or

(c)	A material relocation of Mr. Matros’ principal work location from its current location in Orange County, California;

provided that Sun is provided with notice and opportunity to cure such breach and Mr. Matros terminates his employment with Sun, in each case within the time periods prescribed under this Section 5(c).

d.
Voluntary Resignation.  Mr. Matros may, at any time at his option with thirty (30) calendar days written notice to Sun, voluntarily resign without Good Reason as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries.  Payment to Mr. Matros upon his voluntary resignation without Good Reason is set forth in Section 6(a).  Resignation from Sun shall automatically constitute resignation from all positions of any subsidiary.

e.
Death or Disability.  Mr. Matros’ employment under this Agreement and the Term shall terminate automatically as of the date of Mr. Matros’ death.  Sun may, at any time by written notice to Mr. Matros at least five (5) business days prior to the date of termination specified in such notice, terminate Mr. Matros as Chairman and CEO and from all other positions with Sun and its direct or indirect subsidiaries by reason of his Disability.  “Disability” shall mean any physical or mental condition or illness that prevents Mr. Matros’ from performing his duties hereunder in any material respect for a period of 120 substantially consecutive calendar days, as determined by a physician selected by Sun or, if Mr. Matros is incapacitated, reasonably acceptable to the Director of Medicine or equivalent senior physician at Hoag Hospital.  Payment to Mr. Matros upon his termination by reason of his death or Disability is set forth in Section 6(a).

Section 6:   Payments Upon Termination.

a.
Payment Upon Termination for Good Cause, Resignation without Good Reason, Death or Disability.  In the event of termination of employment during the Term pursuant to Sections 5(a), 5(d) or 5(e), Mr. Matros, or his estate where applicable, shall be paid any earned but unpaid Base Salary through the date of termination and any accrued and unused paid time off through the date of termination, which shall be paid to Mr. Matros or his estate or beneficiary, as applicable, in a lump sum in cash upon or promptly following (and in all events within 30 days after) the date of termination of employment (collectively, the “Accrued Obligations”).  In addition, in the case of a termination of employment pursuant to Sections 5(e), but not Sections 5(a) or 5(d), Mr. Matros or his estate shall be paid (i) any accrued and unpaid Bonus for any prior fiscal year, which shall be paid to Mr. Matros or his estate or beneficiary, as applicable, in a lump sum in cash at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates, and (ii) a pro rata portion (based on the number of days of employment in the fiscal year of termination divided by 365 or 366, as applicable) of the Bonus, if any, for the fiscal year in which the termination occurs, which shall be paid at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates.  Mr. Matros shall also receive his vested benefits in accordance with the terms of Sun’s compensation and benefit plans, and his participation in such plans and all other perquisites (including, but not limited to, his car allowance) shall cease as of the date of termination, except to the extent Mr. Matros may elect to continue coverage as under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Upon a termination under Section 5(a), 5(d) or 5(e), Mr. Matros shall not be entitled to any compensation or benefits under this Agreement except as set forth in this Section 6(a).

b.
Payment Upon Termination by Sun without Good Cause, or following expiration of the Term, or by Mr. Matros for Good Reason.  In the event of a termination of Mr. Matros’ employment either: (i) during the Term pursuant to Sections 5(b) or 5(c), or (ii) at the expiration of the Term following Sun’s provision to Mr. Matros of a notice of non-extension, as provided in Section 1, provided that Mr. Matros was willing and able to execute a new employment agreement providing terms and conditions substantially similar to this Agreement and to continue providing services to Sun, Mr. Matros shall be entitled to the following payments and benefits:

1.
Mr. Matros shall be entitled to a lump sum severance payment in an amount equal to the greater of: (i) the unpaid and unearned portion of his Base Salary for the remainder of the Initial Term or then current Renewal Term, as the case may be, or (ii) two (2) year’s Base Salary or, in the event such termination occurs on or within two years following the date of a

Change in Control, three (3) year’s Base Salary, with such amount to be paid to Mr. Matros in the month immediately following the month in which Mr. Matros’ termination of employment occurs.  Notwithstanding the foregoing, Mr. Matros’ right to receive the severance payment hereunder shall be conditioned upon his execution and delivery of a general release in favor of Sun, which shall not be inconsistent with the terms of this Agreement, and such other documents and instruments as are reasonably required by Sun, each of which Mr. Matros shall deliver to the Company within twenty-one (21) days following the date of his termination of employment.

2.
Mr. Matros shall be entitled to: (i) any accrued and unpaid Bonus for any prior fiscal year, payable to Mr. Matros in a lump sum in cash at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates, (ii) a pro rata portion of the Bonus, if any, for the fiscal year in which the termination occurs (determined by multiplying the amount Mr. Matros would have received based upon actual performance had his employment continued through the end of the fiscal year by a fraction, the numerator of which is the number of days during the performance year of termination that Mr. Matros is employed by the Company and the denominator of which is 365 or 366, as applicable), payable to Mr. Matros at the time that annual bonuses are paid to senior management personnel with respect to that fiscal year, but in any event within seventy-five (75) days after the conclusion of the fiscal year to which such Bonus relates, and (iii) any Accrued Obligations payable to Mr. Matros as set forth in Section 6(a).

3.
Mr. Matros’ participation in any other retirement and benefit plans and perquisites (including, but not limited to, his car allowance) shall cease as of the date of termination, except Mr. Matros and his eligible dependents (as determined under Sun’s health plan) shall be entitled to continuing coverage under Sun’s health plans on the same basis as active employees until the earlier of (i) the second anniversary of the date of termination or (ii) the date of Mr. Matros or his eligible dependents become eligible to participate in a plan of a successor employer.

A termination of Mr. Matros’ employment during the Term without Good Cause (other than by reason of his death or Disability) within six (6) months preceding a Change in Control shall be treated as if such termination occurred on the date of such Change in Control if it is reasonably demonstrated that the termination was at the request of the third party who has taken steps reasonably calculated to effect such Change in Control or otherwise arose in connection with or in anticipation of such Change in Control.  In such case, any additional amount payable to Mr. Matros under Section 6(b)(1) above shall be paid to Mr. Matros 30 days following the occurrence of such Change in Control.

c.	“Change in Control.” For purposes of this Section 6, a “Change in Control” shall be deemed to have occurred if any of the following events occurs:

1.
Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (an “Acquiring Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company;

2.
A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or surviving entity outstanding immediately after such merger or consolidation;

3.	A sale or other disposition by the Company of all or substantially all of the Company’s assets;

4.
During any period of two (2) consecutive years (beginning on or after the Effective Date), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to the Company (“Chapter 11 Plan”), or a liquidation under the Bankruptcy Code constitute a Change in Control.  In addition, notwithstanding Sections 6(c)(1), 6(c)(2), 6(c)(3) and 6(c)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company, or any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock.  Mr. Matros’ continued employment without objection following a Change in Control shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder.  A Change in Control shall not, by itself, constitute Good Reason hereunder.

d.
Cooperation.  Following the expiration or a termination of this Agreement for any reason, Mr. Matros shall provide such cooperation as is reasonably required by the Company, including, without limitation, consulting with the Company with respect to litigation and/or matters that relate to facts and circumstances that occurred during the Term of his employment by the Company, and executing such documents and instruments relating to such Term of employment as are reasonably requested by Sun.

Section 7:   Additional Payments.

a.
Gross-Up Payments.  Notwithstanding anything herein to the contrary, if it is determined that any payment to Mr. Matros pursuant to this Agreement would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an “Excise Tax”), then Mr. Matros shall be entitled to an additional payment (a “Gross-Up Payment”) in an amount that will place Mr. Matros in the same after-tax economic position that he would have enjoyed if the Excise Tax had not applied to the payment.  The amount of the Gross-Up Payment shall be determined by an accounting firm retained by Sun (the “Accounting Firm”) using such formulas as the Accounting Firm deems appropriate.  No Gross-Up Payment shall be payable hereunder if the Accounting Firm determines that the payments are not subject to an Excise Tax.

b.
Determination of Gross-Up Payment.  Subject to the provisions of Section 7(c), all determinations required under this Section 7, including whether a Gross-Up Payment is required, the amount of the payments constituting parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to Sun and Mr. Matros within fifteen days of Mr. Matros’ date of termination or any other date reasonably requested by Sun or Mr. Matros on which a determination under Section 7 is necessary or advisable.  Within five days of the receipt by Mr. Matros and Sun of the Accounting Firm’s determination of the initial Gross-Up Payment, Sun shall pay the amount of such Gross-Up Payment to the applicable taxing authorities for the benefit of Mr. Matros.  If the Accounting Firm determines that no Excise Tax is payable by Mr. Matros, Sun shall cause the Accounting Firm to provide Mr. Matros and Sun with an opinion that Sun has substantial authority under the Code and regulations thereunder not to report an Excise Tax on Mr. Matros’ federal income tax return.  Any determination by the Accounting Firm shall be binding upon Mr. Matros and Sun.  If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Mr. Matros with respect to any payment (hereinafter and “Underpayment”), Sun, after exhausting its remedies under Section 7(c) below, shall promptly pay to the applicable taxing authorities for the benefit of Mr. Matros (or directly to Mr. Matros in the event Mr. Matros previously paid the related tax amounts) an additional Gross-Up Payment in respect of the Underpayment.

c.
Procedures.  Mr. Matros shall notify Sun in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Sun of a Gross-Up Payment.  Such notice shall be given as soon as practicable after Mr. Matros knows of such claim and shall apprise Sun of the nature of the claim and the date on which the claim is requested to be paid.  Mr. Matros agrees not to pay the claim until the expiration of the thirty-day period following the date on which Mr. Matros notifies Sun, or such shorter period ending on the date the taxes with respect to such claim are due (the “Notice Period”).  If Sun notifies Mr. Matros in writing prior to the expiration of the Notice Period that it desires to contest the claim, Mr. Matros shall:  (i) give Sun any information reasonably requested by Sun relating to the claim; (ii) take such action in connection with the claim as Sun may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Sun and reasonably acceptable to Mr. Matros; (iii) cooperate with Sun in good faith in contesting the claim; and (iv) permit Sun to participate in any proceedings relating to the claim.  Mr. Matros shall permit Sun to control all proceedings related to the claim and, at its option, permit Sun to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.  If requested by Sun, Mr. Matros agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as Sun shall determine; provided, however, that if Sun directs Mr. Matros to pay such claim and pursue a refund, Sun shall pay such claim on Mr. Matros’ behalf on an after-tax and interest-free basis (the “Claim Payment”).  Sun’s control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Mr. Matros shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.  If Sun does not notify Mr. Matros in writing prior to the end of the Notice Period of its desire to contest the claim, Sun shall pay to the applicable taxing authorities on Mr. Matros’ behalf an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim.

d.
Repayments.  If, after a Claim Payment is made by Sun, Mr. Matros becomes entitled to a refund with respect to the claim to which such Claim Payment relates, Mr. Matros shall pay Sun the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after a Claim Payment is made by Sun, a determination is made that Mr. Matros shall not be entitled to any refund with respect to the claim and Sun does not promptly notify Mr. Matros of its intent to contest the denial of refund, then the amount of the Claim Payment shall offset the amount of the additional Gross-Up Payment then owing to Mr. Matros.

e.
Further Assurances.  Sun shall indemnify Mr. Matros and hold him harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by Mr. Matros with respect to the exercise by Sun of any of its rights under Section 7, including, without limitation, any Losses related to Sun’s decision to contest a claim or any imputed income to him resulting from any Claim Payment or action taken on Mr. Matros’ behalf by Sun hereunder.  Sun shall pay all legal fees and expenses incurred under Section 7 and shall promptly reimburse Mr. Matros for the reasonable expenses incurred by him in connection with any actions taken by Sun or required to be taken by Mr. Matros hereunder.  Sun shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 7(b).

f.
Section 409A.  Notwithstanding anything to the contrary in this Section 7, any payment under this Section 7 shall be paid to Mr. Matros promptly but in no event later than the last day of the end of Mr. Matros’ taxable year following the taxable year in which Mr. Matros (or Sun) pays or remits the related taxes.

Section 8:  Protection of Sun’s Interests.

a.
Ownership of Property.  Mr. Matros acknowledges and agrees that any and all property developed, discovered or created by him during the pendency of his employment by the Company, including, without limitation, any and all copyrights, trademarks, trade secrets or other intellectual property is and shall remain the sole and exclusive property of the Company and Mr. Matros hereby sells, assigns and otherwise transfers all of his right, title and interest in and to such property, if any, to the Company.

b.
Confidentiality.  Mr. Matros agrees that he will not at any time, during or after the term of this Agreement, except in performance of his obligations to Sun hereunder or with the prior written consent of the Board of Directors, directly or indirectly disclose to any person or organization any secret or “Confidential Information” that Mr. Matros may learn or has learned by reason of his association with Sun and its direct and indirect subsidiaries.  For purposes of all of this Section 8 only, “Sun” shall also include Sun’s direct and indirect subsidiaries.  The term “Confidential Information” means any information not previously disclosed to the public or to the trade by Sun’s management may need rewording with respect to Sun’s products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of Sun’s products or lines of business), business plans, prospects or opportunities.

c.
Exclusive Property.  Mr. Matros confirms that all Confidential Information is and shall remain the exclusive property of Sun.  All business records, papers and documents kept or made by Mr. Matros relating to the business of Sun shall be and remain the property of Sun.  Upon the expiration or termination of Mr. Matros’ employment with Sun for any reason or upon the request of Sun at any time, Mr. Matros shall promptly deliver to Sun, and shall not without the consent of the Board of Directors, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by Mr. Matros or coming into Mr. Matros’ possession concerning the business or affairs of Sun.

d.
Nonsolicitation.  Mr. Matros shall not, during his employment under this Agreement, and for two (2) years following the termination of this Agreement, for whatever reason or cause, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with Sun or any customer, patient or client of Sun to terminate his or her association or contract with Sun, nor in any manner, directly or indirectly, interfere with the relationship between Sun and any of such persons or entities.

e.
Relief.  Without intending to limit the remedies available to Sun, Mr. Matros acknowledges that a breach of any of the covenants in Section 8 may result in material irreparable injury to Sun for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Sun shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Mr. Matros from engaging in activities prohibited by Section 8 or such other relief as may be required to specifically enforce any of the covenants in Section 8.

f.
Non-Disparagement.  Mr. Matros shall not during his employment under this Agreement and for two (2) years following termination of the Agreement, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm Sun or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives.  Sun and its officers and directors will not make any statements that are intended to or that would reasonably be expected to harm Mr. Matros or his reputation or that reflect negatively on Matros’ performance, skills or ability.

Section 9:   Miscellaneous Provisions.

a.
Amendments, Waivers, Etc.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

b.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c.
Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, including the Existing Agreement, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

d.
Resolution of Disputes.  Any disputes arising under or in connection with this Agreement may, at the election of Mr. Matros or Sun, be resolved by binding arbitration, to be held in Orange County, California in accordance with the rules and procedures of the American Arbitration Association.  If arbitration is elected, Mr. Matros and Sun shall mutually select the arbitrator. If Mr. Matros and Sun cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Nothing herein shall limit the ability of Sun to obtain the injunctive relief described in Section 8(e) pending final resolution of matters that are sent to arbitration.

e.
Attorneys’ Fees.  Sun shall pay or reimburse Mr. Matros on an after-tax basis for all costs and expenses (including, without limitation, court costs, costs of arbitration and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Mr. Matros if Mr. Matros prevails on the merits of any claim, action or proceeding (i) contesting or otherwise relating to the existence of Good Cause in the event of Mr. Matros’ termination of employment during the Term for Good Cause; (ii) enforcing any right, benefit or obligation under this Agreement, or otherwise enforcing the terms of this Agreement or any provision thereof; or (iii) asserting or otherwise relating to the existence of Good Reason in the event of Mr. Matros’ termination of employment during the Term for Good Reason.

f.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

g.
Notice.  For the purpose of this Agreement, notice, demands and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or overnight courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows or to other addresses as each party may have furnished to the other:

To Sun:

Sun Healthcare Group, Inc.
Attention:  General Counsel
18831 Von Karman, Suite 400
Irvine, California 92612-1537

To Mr. Matros:

Mr. Richard Matros
14 Scenic Bluff
Newport Coast, California 92657

h.	Section 409A.

1.
If Mr. Matros is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Mr. Matros’ separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section 6 hereof constitutes a “deferral of compensation” within the meaning of Section 409A, Mr. Matros shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of his death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.  Any amounts otherwise payable to Mr. Matros upon or in the six (6) month period following his separation from service that are not so paid by reason of this Section 9(h)(1) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Mr. Matros’ separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his death).

2.
To the extent that any reimbursements pursuant to Sections 3(h), 6(b)(3), 7(e) and 9(e) are taxable to Mr. Matros, any reimbursement payment due to Mr. Matros pursuant to such provision shall be paid to Mr. Matros on or before the last day of Mr. Matros’ taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to Sections 3(h), 6(b)(3), 7(e) and 9(e) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Mr. Matros receives in one taxable year shall not affect the amount of such benefits and reimbursements  that Mr. Matros receives in any other taxable year.

3.	It is intended that any amounts payable under this Agreement and Sun’s and Mr. Matros’ exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.

The parties hereto have executed this Agreement as of the date first above written.

RICHARD K. MATROS

/s/ Richard K. Matros

SUN HEALTHCARE GROUP, INC.

/s/ Michael Newman
Its Executive Vice President